EX.99.CODE ETH

PFM MULTI-MANAGER SERIES TRUST

(the “Trust”)

Code of Ethics for Principal Executive and Senior Financial Officers

I. Covered Officers/Purpose of the Code

This Code of Ethics (the “Code”) is intended to serve as the Code of Ethics described in Section 406 of the Sarbanes-Oxley Act of 2002 and Item 2 of Form N-CSR. This Code shall apply to the Trust’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers,” each of whom is named in Exhibit A attached hereto), consistent with and in furtherance of their fiduciary duties, and for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Trust;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest has the potential to interfere with the interests of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust. Covered Officers must avoid conduct that conflicts or appears to conflict, with their duties to the Trust. All Covered Officers should conduct themselves such that any reasonable observer would have no grounds for belief that a conflict of interest has not been appropriately addressed and resolved. Covered Officers are not permitted to self-deal or otherwise to use their positions with the Trust to further their own or any other related person’s business opportunities.

This Code does not, and is not intended to, repeat or replace the programs and procedures or code of ethics of the Trust (adopted under Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”)) or the Trust’s investment adviser or a sub-adviser.

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Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and its investment adviser of which the Covered Officers may be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or the investment adviser), be involved in establishing policies and implementing decisions that will have different effects on the service providers and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and its service providers and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, such activities will be deemed to have been handled ethically.

The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should be properly disclosed to the Trust and resolved by persons who do not have a personal interest.

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Each Covered Officer must not:

•	use his or her personal influence or personal relationship improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust or a series of the Trust;

•	cause the Trust or a series of the Trust to take action, or fail to take action, for the improper personal benefit of the Covered Officer rather than the benefit of the Trust or a series of the Trust; or

•	retaliate against any other Covered Officer or any employee of the Trust or its affiliated persons for reports that are made in good faith of actual or of potential violations by the Trust or a series of the Trust or such affiliated persons of applicable rules and regulations.

Questions regarding whether a particular situation may potentially create a conflict of interest for the Covered Officer prohibited under this Code or otherwise may be discuss with the Trust’s Chief Compliance Officer. The Chief Compliance Officer is authorized to consult, as appropriate with the Chairman of the Audit Committee of the Board, counsel to the Funds and counsel to the Board members who are not “interested persons” of the Funds as defined in the 1940 Act (“Independent Trustees”) and is encouraged to do so. Examples of such situations include:

•	service as a director or trustee on the Board of a private or publicly traded company;
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•	accepting directly or indirectly investment opportunities, gifts or other gratuities from individuals conducting or seeking to conduct business with the Trust or the Trust’s investment adviser or a sub-adviser. However, Covered Officers may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver as long as the expense is reasonable and both the giver(s) and the Covered Officer(s) are present;

•	any direct or indirect ownership interest in, financial relationships with, or any consulting or employment relationship with, any of the Trust’s service providers; and

a direct or indirect financial interest in commissions, transaction charges or spreads paid by a series of the Trust for effecting portfolio transactions or for selling or redeeming shares.

III. Disclosure and Compliance

•	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Trust and should understand the Trust’s Disclosure Controls and Procedures and Internal Control over Financial Reporting policy and procedures.

•	Each Covered Officer should not knowingly or negligently misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s Board, Audit Committee and independent auditors, and to governmental regulators, self-regulators and self-regulatory organizations.

•	Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and its service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Trust files with, or submits to, the SEC and in other public communications made by the Trust.

•	It is the responsibility of each Covered Officer to promote and encourage professional integrity in all aspects of the Trust ’s operations.
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IV. Reporting and Accountability

Each Covered Officer must:

•	upon becoming a Covered Officer) and receipt of this Code) sign and return a report in the form of Exhibit B to the Trust’s Chief Compliance Officer affirming that he or she has received, read and understands the Code;

•	annually sign and return a report in the form of Exhibit C to the Trust’s Chief Compliance Officer affirming that he or she has complied with the requirements of the Code; and

•	not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith; and

•	notify the Trust’s Chief Compliance Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Trust’s Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation, including any approvals or waivers sought by a Covered Officer.

The Chief Compliance Officer will follow these procedures in investigating and enforcing this Code:

•	The Chief Compliance Officer will take all appropriate actions to investigate any potential violations reported to the Committee.

•	If, after such investigation, the Chief Compliance Officer believes that no violation has occurred, no further action is required. In the event the violation is material in nature, the Chief Compliance Officer will report it to the Audit Committee.

•	Any matter that the Audit Committee believes is a violation of this Code will be reported to the full Board at its next regular meeting.

•	If the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to the appropriate personnel of the investment adviser, a sub-adviser, administrator or their boards; and possible dismissal of the Covered Officer as an officer of the Trust. No Covered Person will be disciplined for reporting a concern in good faith.

•	The Audit Committee will be responsible for granting waivers of provisions of this Code, as appropriate.

•	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.
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V. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust or the Trust’s investment adviser or a sub-adviser govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust’s code of ethics under Rule 17j-1 under the 1940 Act and the codes of ethics of the investment adviser and investment sub-adviser and the investment adviser’s and investment sub-adviser’s other policies and procedures are separate requirements applying to the Covered Officers and others and are not part of this Code.

VI. Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the Trustees who are not “interested persons”.

VII. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Trust’s Board, Trust’s Audit Committee, Trust’s Chief Compliance Officer, legal counsel to the Trust, legal counsel to the Independent Trustees, and such other person as approved by a majority of the Board of Trustees of the Trust, including a majority of the Independent Trustees.

VIII. Internal Use

The Code is intended solely for internal use by the Trust and does not constitute an admission, by or on behalf of Trust, as to any fact, circumstance or legal conclusion.

The Code, and any waivers thereto, and any amendments thereto, must be disclosed to the public in one of three ways:

(i)	filing a copy of the Code as an exhibit to the Trust’s Form N-CSR (annual report);

(ii)	posting the Code on the Trust’s website and disclosing on Form N-CSR the website address and the fact that the Code is posted there; or

(iii)	providing an undertaking in the Trust’s Form N-CSR to provide a copy of the Code to any person, without charge upon request, and explaining the manner in which the request should be made.

Adopted: November 22, 2017; Amended September 27, 2023; Amended and Adopted September 25, 2024; Updated: September 26, 2025.

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EXHIBIT A

Persons Covered by this Code of Ethics:

Valentine J. Link, Jr. (Principal Executive Officer)

Patrick Carmody (Principal Financial Officer)

Recipient of reports under Article IV (Reporting and Accountability):

Leo Karwejna (Chief Compliance Officer)

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EXHIBIT B

INITIAL CERTIFICATION FORM

This is to certify that I have read and understand the Code of Ethics for Principal Executive and Senior Financial Officers of PFM Multi-Manager Series Trust, adopted November 22, 2017, and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

Please sign your name here:

Please print your name here:

Please date here:
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EXHIBIT C

ANNUAL CERTIFICATION FORM

This is to certify that I have read and understand the Code of Ethics for Principal Executive and Senior Financial Officers of PFM Multi-Manager Series Trust adopted November 22, 2017, (the “Code”) and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

This is to further certify that I have complied with the requirements of the Code during the period of                               through                               .

Please sign your name here:

Please print your name here:

Please date here:
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